EXHIBIT 23.6

December 21, 2009

Board of Directors

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, TX 76131-2830

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Berkshire Hathaway Inc. Relating to the Acquisition of Burlington Northern Santa Fe Corporation filed on December 21, 2009

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 2, 2009, with respect to the fairness from a financial point of view to the holders (other than Berkshire Hathaway Inc. (“Berkshire Hathaway”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Burlington Northern Santa Fe Corporation (the “Company”) of the Stock Consideration and the Cash Consideration (each as defined in our opinion), taken in the aggregate, to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 2, 2009, by and among Berkshire Hathaway, R Acquisition Company, LLC, a wholly owned subsidiary of Berkshire Hathaway, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of BNSF’s Financial Advisors,” “Risk Factors—The fairness opinions obtained by BNSF from its financial advisors will not reflect subsequent changes,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the BNSF Board and its Reasons for the Merger—Financial Considerations” and “The Merger—Opinions of BNSF’s Financial Advisors—Opinion of Goldman Sachs” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.